As filed with the Securities and Exchange Commission on November 5, 2012
Registration No. 333 -

 UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

 FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

KOSS CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	39-1168275
(State or other jurisdiction of organization)	(I.R.S. Employer Identification No.)

4129 North Port Washington Avenue
Milwaukee, Wisconsin 53212
Telephone number: (414) 964-5000
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Koss Corporation 2012 Omnibus Incentive Plan
(Full title of the plan)

Michael J. Koss
Chief Executive Officer
Koss Corporation
4129 North Port Washington Avenue
Milwaukee, Wisconsin 53212
Telephone number: (414) 964-5000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With copies to:

John Garda
K&L Gates LLP
1717 Main Street
Suite 2800
Dallas, TX 75201
Telephone number: (214) 939-5500
Fax: (214) 939-5849

 Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐

Non-accelerated filer (Do not check if a smaller reporting company) ☐	Smaller reporting company ☑

CALCULATION OF REGISTRATION FEE
Title of each class of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per unit (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee (3)
Common stock, par value $0.005 per share	3,514,308	$5.01	$17,606,683.08	$1,366.73

(1)      The aggregate amount of securities registered hereunder is 3,514,308 shares of Koss Corporation common stock, par value $0.005 per share (the “Common Stock”). The 3,514,308 shares will be issued upon the exercise of options or upon the issuance of other stock awards granted hereafter pursuant to the Koss Corporation 2012 Omnibus Incentive Plan (the “2012 Plan”), and includes (a) 2,000,000 shares authorized to be issued under the 2012 Plan plus (b) 1,514,308 shares subject to awards granted under Koss Corporation's 1990 Flexible Incentive Plan and are outstanding as of the effective date of the 2012 Plan that expire or are otherwise forfeited, canceled or terminated after the effective date of the 2012 Plan. The maximum number of shares that may be sold upon the exercise of such options or issuance of other stock awards granted under the 2012 Plan is subject to adjustment in accordance with certain anti-dilution and other provisions under the 2012 Plan. Accordingly, pursuant to Rule 416 promulgated under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement covers such indeterminate additional shares of Common Stock granted or otherwise issuable after the operation of such anti-dilution and other provisions.

(2)    The offering price has been estimated solely for the purposes of the calculation of the registration fee. The offering price has been calculated in accordance with the manner described in paragraphs (h) and (c) of Rule 457 under the Securities Act and is based on the average of the high and low prices reported by the NASDAQ Stock Market on October 31, 2012, a date within five (5) business days prior to the date of the filing of this Registration Statement.

(3)    Based on the currently applicable fee rate of $136.40 per million dollars. The registration fee covers 2,000,000 shares of Common Stock issuable under the 2012 Plan; the registration fee for the 1,514,308 shares issued under the 1990 Flexible Incentive Plan was previously paid with the Form S-8 applicable to such shares.

Explanatory Note

This Registration Statement on Form S-8 (this “Registration Statement”) of Koss Corporation (the “Company”) has been prepared in accordance with the requirements of Form S-8 under the Securities Act to register up to 3,514,308 shares of Common Stock.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information specified in Item 1 and Item 2 of Part I of this Registration Statement is omitted from this filing in accordance with the provisions of Rule 428 under the Securities Act. The documents containing the information specified in Part I will be delivered to the participants in the 2012 Plan covered by this Registration Statements as required by Rule 428(b)(1).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.    INCORPORATION OF DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this Registration Statement, and later information filed with the SEC will update and supersede this information. We hereby incorporate by reference into this Registration Statement the following documents previously filed with the SEC:

a.	The Registrant's Annual Report on Form 10-K for the fiscal year ended June 30, 2012;

b.	The Registrant's Quarterly Report on Form 10-Q for the quarter ended September 30, 2012;

c.	The Registrant's Current Reports on Form 8-K filed on August 24, October 9 and 25, 2012;

d.
The description of our common stock contained in the registration statement filed pursuant to Section 12 of the Exchange Act, including any amendment or reports filed for the purpose of updating such description; and

e.
All documents that the Registrant files with the Securities and Exchange Commission pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Exchange Act subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities offered under this prospectus have been sold, or that deregisters all securities then remaining unsold, will be deemed to be incorporated in this registration statement by reference and to be a part hereof from the date of filing of such documents.

Any statement contained herein or in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed to constitute a part of this Registration Statement, except as so modified or superseded.

Under no circumstances will any information filed under current items 2.02 or 7.01 of Form 8-K be deemed incorporated herein by reference unless such Form 8-K expressly provides to the contrary.

ITEM 6.    INDEMNIFICATION OF DIRECTORS AND OFFICERS

Section 145(a) of the Delaware General Corporation Law provides in relevant part that “[a] corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person's conduct was unlawful.” With respect to derivative actions, Section 145(b) of the Delaware General Corporation Law provides in relevant part that “a corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor . . . [by reason of such person's service in one of the capacities specified in the preceding sentence] against expenses (including attorneys' fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.”

Our Bylaws provide “any person who was or is a party or is threatened to be made a party to any Action by or in the right of the corporation to procure a judgment in its favor by reason of the fact he is or was a director or officer of the corporation, or by reason of the fact that such person is or was a director or officer of the corporation and is or was serving at the request of the corporation as a director, officer, employee, consultant or agent of another corporation, partnership, joint venture, trust or other enterprise, or is or was serving at the request of the corporation as a fiduciary of an employee benefit plan or as an employee or agent of the corporation, shall be indemnified by the corporation, to the fullest extent permitted by the Delaware General Corporation Law and other applicable laws, as in effect from time to time, against (a) expenses, including, without limitation attorneys' fees actually and reasonably incurred in connection with any Action; (b) amounts actually and reasonably incurred in settlement of any Action; and (c) judgments, fines, penalties or other amounts actually incurred pursuant to an adjudication of liability in connection with any Action; provided, however, that no director or officer shall be entitled to indemnification under this section unless, with respect to the conduct that is the subject of the Action, he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the court in which such Action was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.”

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

ITEM 8.    EXHIBITS

Number	Exhibit
4.1	Koss Corporation 2012 Omnibus Incentive Plan (Incorporated by reference to Appendix B to Koss Corporation's Definitive Proxy Statement on Schedule 14A filed on August 27, 2012)
5.1	Opinion of K&L Gates LLP
23.1	Consent of Baker Tilly Virchow Krause, LLP, independent auditors
23.2	Consent of K&L Gates LLP (included in Exhibit 5.1)
24.1	Power of Attorney (included on signature page)

ITEM 9.    UNDERTAKINGS

(a)   The undersigned registrant hereby undertakes:

(1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)     To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii)   To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.

(iii)   To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (1)(i) and (1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

(2)   That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

 (b)   That for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)   Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the city of Milwaukee, State of Wisconsin on this 5th day of November, 2012.

KOSS CORPORATION
By:	/s/ Michael J. Koss
Michael J. Koss
Vice Chairman President Chief Executive Officer Chief Operating Officer (Principal Executive Officer)

POWER OF ATTORNEY

KNOW ALL BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Michael J. Koss, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign and to file any or all amendments to this registration statement, including post-effective amendments to this registration statement, with all exhibits thereto and all other documents in connection therewith, with the Securities and Exchange Commission, granting to said attorney-in-fact and agent, and power and authority to perform any other act on behalf of the undersigned required to be done in connection therewith.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities on November 5, 2012.

/s/ Michael J. Koss	/s/ David D. Smith
Michael J. Koss Vice Chairman, President, Chief Executive Officer, Chief Operating Officer	David D. Smith Executive Vice President, Chief Financial Officer, Principal Accounting Officer, Secretary
/s/ John C. Koss	/s/ Lawrence S. Mattson
John C. Koss Director	Lawrence S. Mattson Director
/s/ John J. Stollenwerk	/s/ Thomas L. Doerr
John J. Stollenwerk Director	Thomas L. Doerr Director
/s/ Theodore H. Nixon
Theodore H. Nixon Director

6